FOR IMMEDIATE RELEASE:

ICONIX BRAND GROUP REPORTS RECORD EARNINGS FOR THIRD QUARTER 2007

•	Q3 fully diluted EPS of $0.28 versus $0.18 in prior year quarter
•	Q3 licensing revenue of $42.7 million compared to $22.1 in prior year quarter
•	Company expects to meet high end of current 2007 guidance range of $0.96 - $1.00
•	Company issues initial 2008 EPS guidance of $1.35 - $1.40

NEW YORK, October 31, 2007 - Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”) today announced financial results for the third quarter and nine months ended September 30, 2007.

Q3 2007 results:

Licensing revenue for the third quarter of 2007 increased 93% to approximately $42.7 million, as compared to approximately $22.1 million in the third quarter of 2006. EBITDA for the third quarter increased 92% to approximately $30.8 million, as compared to approximately $16.1 million in the prior year quarter and free cash flow for the quarter increased 106% to approximately $27.4 million, as compared to approximately $13.3 million in the prior year quarter. Net income for the third quarter increased 114% to approximately $17.0 million versus approximately $7.9 million in the prior year quarter and fully diluted earnings per share increased to approximately $0.28 versus $0.18 in the prior year quarter. EBITDA and free cash flow are non-GAAP measures and reconciliation tables for both are attached to this press release.

Nine months ended September 30, 2007 results:

Licensing revenue for the nine months ended September 30, 2007 increased 109% to approximately $112.6 million, as compared to approximately $53.8 million in the prior year nine month period. EBITDA for the nine month period increased 138% to approximately $85.4 million, as compared to approximately $35.9 million in the prior year nine month period, and free cash flow increased 160% to approximately $74.5 million, as compared to approximately $28.7 million in the prior year nine month period. Net income as reported on the Company’s income statement for the nine month period increased 88% to approximately $44.5 million, as compared to approximately $23.6 million in the prior year nine month period and fully diluted earning per share as reported on the Company’s income statement was $0.73 versus $0.54 in the prior year nine month period. The Company recognized non-cash tax benefits in the prior year nine month period and therefore comparing net income on a tax-effected basis, the Company reported net income of approximately $44.5 million as compared to approximately $17.1 million (tax-effected) in the prior year nine months. In comparing fully diluted earnings per share on a tax-effected basis, the Company reported fully diluted earnings per share of $0.73 in the first nine months of 2007, as compared to $0.40 (tax-effected) in the prior year nine month period. Tax effected net income and fully diluted EPS are non-GAAP metrics and a reconciliation table for both is attached to this press release.

Neil Cole, Chairman and CEO of Iconix, commented, “I am pleased with our results this quarter as we increased revenue 93% and net income 114% from the prior year in what was a very challenging period for retail in general. Our performance this quarter highlights the unique attributes of our licensing model where diversification from a portfolio of 15 brands and almost 200 licensees, combined with contractually guaranteed revenue and no inventory exposure reduces our risk and volatility in difficult retail environments. Looking ahead to the remainder of this year and for 2008, I am confident we will continue to deliver strong increases in both revenue and profitability and execute our long term growth plan.”

2007 Guidance:

The Company is projecting that for the full year 2007 it will be at the high of end of its current revenue guidance of $150 - $160 million as well as its current fully diluted earnings per share guidance of $0.96 - $1.00.

2008 Guidance:

The Company is issuing guidance for the full year 2008 of revenue in a range of $240 - $250 million and fully diluted EPS in a range of $1.35 - $1.40.

Iconix Brand Group Inc. (Nasdaq: ICON - News) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S ®, BONGO ®, BADGLEY MISCHKA ®, JOE BOXER ® RAMPAGE ® MUDD ®, LONDON FOG ®, MOSSIMO ® OCEAN PACIFIC ®, DANSKIN ® ROCA WEAR®, CANNON ®, ROYAL VELVET ®, FIELDCREST ® and CHARISMA ®. The Company licenses it brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", “project”, provide “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

Contact:	David Conn
Executive Vice President
Iconix Brand Group
212.730.0030

Joseph Teklits
ICR
203.682.8200

Iconix Brand Group, Inc. and Subsidiaries

Condensed Consolidated Income Statements - (Unaudited)
(in thousands, except earnings per share data)

	Three Months Ended Sep 30,		Nine Months Ended Sep 30,
	2007	2006	2007	2006

Licensing and commission revenue	$42,681	$22,113	$112,593	$53,791

Selling, general and administrative expenses	13,400	6,072	30,130	17,572
Special charges	(39)	632	1,055	1,900

Operating income	29,320	15,409	81,408	34,319

Interest expense - net and other income	4,719	3,164	14,254	7,991

Income before income taxes	24,601	12,245	67,154	26,328

Income taxes	7,608	4,299	22,625	2,680

Net income	$16,993	$7,946	$44,529	$23,648

Earnings per share:
Basic	$0.30	$0.20	$0.79	$0.62

Diluted	$0.28	$0.18	$0.73	$0.54

Weighted average number of common shares outstanding:
Basic	56,801	39,782	56,569	38,075

Diluted	61,380	44,818	61,289	43,469

Selected Balance Sheet Items:	9/30/2007		12/31/2006
(in thousands)	(Unaudited	)	(Audited	)
Total Assets	$1,239,763		$701,052
Total Liabilities	$732,602		$235,595
Stockholders' Equity	$507,161		$465,457

The following table details unaudited reconciliations from non-GAAP amounts to U.S. GAAP and effects of these items:
(in thousands except earnings per share data)

	Three Months Ended		Nine Months Ended
	Sep 30,	Sep 30	Sep 30,	Sep 30
	2007	2006	2007	2006

EBITDA (1)	$30,840	$16,053	$85,394	$35,880

Reconciliation of EBITDA:
Operating income	29,320	15,409	81,408	34,319
Add: Depreciation and amortization	1,520	644	3,986	1,561
EBITDA	$30,840	$16,053	$85,394	$35,880

(1) EBITDA, a non-GAAP financial measure, represents income from operations before interest, other income, income taxes, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

Free Cash Flow (2)	$27,435	$13,258	$74,532	$28,701

Reconciliation of Free Cash Flow:
Net income	$16,993	$7,946	$44,529	$23,648
Add: Depreciation, amortization of intangibles and deferred financing costs, the change in
the reserve for accounts receivable, and non- cash compensation expense	2,862	1,095	7,446	2,931
Add: Estimated Non-cash income taxes (benefits)	7,608	4,299	22,625	2,680
Less: Capital expenditures	28	82	68	558
Free Cash Flow	$27,435	$13,258	$74,532	$28,701

(2) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, the change in the reserve for accounts receivable and excluding estimated non-cash income taxes (benefits) and capital expenditures. The Company believes Free Cash Flow is useful for evaluating our financial condition because it represents the amount of cash generated from the operations that is available for repaying debt and investing.

Reconciliation of effective tax rate

Nine Months Ended
Reconciliation to GAAP:	Sep 30, 2006

Net income, GAAP, as reported	$23, 648
Less: GAAP income tax benefit	2,680
Income before income taxes, as reported	26,328
Less: 35% effective tax provision	(9,215)
Net income, as adjusted with 35% tax rate	$17,113

Number of dilutive shares	43,469
Dilutive EPS, as adjusted with 35%
Effective tax rate	$0.40